Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDK Solar Co., Ltd.:
We consent to the incorporation by reference in the registration statement (File No. 333-150866) on Form S-8 of LDK Solar Co., Ltd. and in the registration statement (File No. 333-160110) on Form F-3 of LDK Solar Co., Ltd. of our reports dated May 2, 2011, with respect to the consolidated balance sheets of LDK Solar Co., Ltd. as of December 31, 2009 and 2010, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of LDK Solar Co., Ltd.
/s/ KPMG
Hong Kong, China
May 2, 2011